Exhibit 99.1
QR Energy to Acquire $577 Million of Properties in Core Areas
HOUSTON, TX—(Marketwire — September 12, 2011) — QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today that it has signed a definitive agreement to acquire oil and natural gas properties from its sponsor, Quantum Resources Fund (“QRF”) for a purchase price of $577 million. The transaction consists of the issuance by QRE to QRF of $350 million of Convertible Preferred Units and cash of $227 million from borrowings under QRE’s existing bank credit facility, subject to lender approval of an increase in the facility’s borrowing base. The transaction is expected to close on or about October 1, 2011, subject to third party approvals and customary closing conditions.
Transaction Highlights
•	Properties located in existing core areas: Permian Basin, Ark-La-Tex and Mid-Continent

•	Net production of 8,000 Boed expected for the fourth quarter of 2011

•	Total proved reserves of 37.1 MMBoe are 65% proved developed and 41% liquids (oil and NGLs)

•	More than 1,500 producing oil and natural gas wells

•	Inventory of low risk development opportunities

•	Reserve life (R/P) of 12.7 years

•	77% operated by value based on standardized measure

•	Expected to be immediately accretive to Distributable Cash Flow per unit
Chief Executive Officer Alan L. Smith commented, “This acquisition from our sponsor has assets that fit our investment criteria of mature, longer life properties and more than doubles QR Energy’s production and reserves. The properties are located in our existing core areas and offer an inventory of low risk development projects that will supplement our production in the years to come. We are pleased to be able to finance the transaction with a combination of equity and bank debt, and we expect the transaction to deliver significant accretion to our unitholders.”
Asset Profile
QR Energy estimates that the acquisition properties contain approximately 37.1 MMBoe of proved reserves as of October 1, 2011, based on internal estimates using spot oil and natural gas prices as of September 2, 2011 ($86.48/Bbl and $3.87/MMBtu). The proved reserves are 65% proved developed and contain 41% liquids. Operations include 1,574 gross and 960 net wells on approximately 109,305 net acres concentrated in Texas, Oklahoma and New Mexico. They provide numerous low risk development opportunities.
Transaction Financing
As part of the total consideration, QR Energy will issue to QRF $350 million of Convertible Preferred Units (16.7 million units) at a par value of $21.00 per unit. For the first three years, the Convertible Preferred Units will receive a quarterly cash distribution equal to a 4.0% annual coupon on the par value of $21.00. After three years, the quarterly cash distribution will be equal to the greater of (a) $0.475 per unit or (b) the cash distribution payable on each common unit for such quarter.
QRF may convert the Convertible Preferred Units to common units on a one-to-one basis during the first two years after the issuance date following 30 consecutive trading days during which the volume-weighted average price for common units equals or exceeds $27.30 per common unit. In addition, QRF may convert the Convertible Preferred Units to common units on a one-to-one basis anytime after two years from the issuance date.
If QRF has not converted the Convertible Preferred Units to common units by the third anniversary, QR Energy may force their conversion at $21.00 provided that conversion is in the 30 calendar days following 30 consecutive trading days during which the volume-weighted average price for common units equals or exceeds (1) $30.00, provided that (a) an effective shelf registration statement covering re-sales for the converted units is in place or (2) $27.30, provided that (a) from directly above is satisfied plus (b) the arrangement for one or more investment banks to underwrite the converted unit sale following conversion (with proceeds equal to not less than $27.30 less (i) a standard underwriting discount and (ii) a customary discount not to exceed 5% of $27.30). For both (1) and (2) above, the conversion will have a value of not less than $100 million in the aggregate (provided that if less than $100 million remains outstanding, such conversion will relate to all remaining Class C Convertible Preferred Units then outstanding).
QR Energy may force conversion after the fifth anniversary at $21.00 and (a) in the 30 calendar days following 30 consecutive trading days during which the volume-weighted average price for common units equals or exceeds $27.30 and (b) subject to having an effective shelf registration statement covering re-sales for the converted units in place. The conversion will have a value of not less than $100 million in the aggregate (provided that if less than $100 million remains outstanding, such conversion will relate to all remaining Class C Convertible Preferred Units then outstanding).
The debt financing for the transaction is estimated to be approximately $234 million including estimated transaction fees, which will be funded with borrowings under the Partnership’s revolving credit facility. These borrowings are subject to lender approval of a $300 million increase in QR Energy’s borrowing base related to the pending acquisition of additional oil and gas properties, resulting in a total borrowing base of $630 million effective upon closing.
Commodity Derivative Summary
Upon closing of the transaction, QR Energy’s sponsor will novate oil and natural gas derivative contracts to QR Energy. QR Energy’s pro forma oil and natural gas derivative contracts are expected to be at the following notional volumes and prices:

	Crude Oil (NYMEX - WTI)					Natural Gas (NYMEX - Henry Hub)
		Swap		Floor	Ceiling		Swap		Floor	Ceiling
	Swaps	Price	Collars	Price	Price	Swaps	Price	Collars	Price	Price
Term	Bbls/d	($/Bbl)	Bbls/d	($/Bbl)	($/Bbl)	MMBtu/d	($/MMBtu)	MMBtu/d	($/MMBtu)	($/MMBtu)
4Q11	4,199	$97.24	—	—	—	35,142	$5.78	—	—	—
2012	4,025	$98.72	—	—	—	30,392	$5.86	2,623	$6.50	$8.60
2013	4,143	$98.23	—	—	—	29,674	$6.07	2,466	$6.50	$8.65
2014	3,711	$97.70	425	$90.00	$106.50	25,907	$6.23	4,966	$5.74	$7.51
2015	2,940	$97.27	1,025	$90.00	$110.00	6,100	$5.52	18,000	$5.00	$7.48
2016	270	$97.63	—	—	—	—	—	—	—	—
Guidance
The fourth quarter 2011 guidance set forth below is subject to all cautionary statements and limitations described below and under the “Forward-Looking Statements” section of this press release. In addition, estimates for QR Energy’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather, and numerous other factors. Estimates are based on certain other assumptions, such as well performance, which may vary significantly from QR Energy’s assumptions. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of properties and the amount of maintenance required. Operating costs, including taxes, utilities and service company costs move directionally with increases and decreases in commodity prices and QR Energy cannot fully predict such future commodity prices or operating costs. Capital expenditures are based on current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance set forth below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the guidance simply sets forth QR Energy’s best estimate today for these matters. Estimates are based upon current expectations about the future and based upon both stated and unstated assumptions. Actual conditions and assumptions may change over the course of the year.
Based upon current estimates and assuming the completion on October 1, 2011 of the acquisition described above, QR Energy expects the following production results for the fourth quarter 2011:

4Q 2011
Average net daily production (Boed)	13,200 - 13,400
LOE per Boe	$11.50 - $12.50
Maintenance capital expenditures ($ millions)	$12.5
Webcast and Conference Call
QR Energy will host a webcast and conference call today at 10 a.m. central time to discuss the transaction. Presentation slides for the call have been posted on QR Energy’s Investor Relations website at http://ir.qrenergylp.com.
Interested parties may join the webcast by visiting QR Energy’s Investor Relations website at http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 741-4240 or (719) 325-4747 five minutes before the call begins and providing the passcode 5642907.
The webcast will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com for 14 days following the call.

About QR Energy, LP
QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions. No assurance, however, can be given that such expectations and forecasts will prove to have been correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, insufficient cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the Securities and Exchange Commission (the “SEC”), which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC’s website at www.sec.gov.
Reserve Disclosures
The SEC permits oil and gas companies, in their filings with the SEC, to disclose only “reserves” as defined by SEC rules. Estimates of reserves in this communication are based on economic assumptions with regard to commodity prices (NYMEX spot oil and natural gas prices as of September 2, 2011 of $86.48/Bbl and $3.87/MMBtu held flat) that differ from the prices required by the SEC (historical 12 month average) to be used in calculating reserves estimates prepared in accordance with SEC definitions and guidelines. In addition, the estimates of reserves in this press release were prepared by our internal reserve engineers and are based on various assumptions, including assumptions related to oil and natural gas prices as discussed above, drilling and operating expenses, capital expenditures, taxes and availability of funds. Our internal estimates of proved reserves may differ materially from the estimates of our proved reserves as of December 31, 2011 that will be prepared by Miller & Lents, Ltd. as a result of the SEC pricing and other assumptions employed by an independent reserve engineering firm.

Investor Contacts:
Taylor B. Miele
Investor Relations Specialist
(713) 452-2990
Cedric W. Burgher
Chief Financial Officer
(713) 452-2200